AGREEMENT AND PLAN OF MERGER


    AGREEMENT AND PLAN OF MERGER ("Plan of Merger") dated as of February 9, 1996, by and between MILFORD CO-OPERATIVE BANK ("Milford"), a New Hampshire state chartered co-operative bank, and CFX BANK ("Bank"), a New Hampshire state chartered savings bank, and joined in by CFX CORPORATION ("CFX"), a New Hampshire corporation.

                                   WITNESSETH


     WHEREAS, the respective Boards of Directors of Milford, CFX and Bank deem the merger of Milford with and into Bank, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders, and the respective Boards of Directors of Milford, CFX and Bank have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated of even date herewith ("Reorganization Agreement").

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

                                   ARTICLE I
                                    MERGER

     Subject to the terms and conditions of this Plan of Merger, on the Effective Date (as hereinafter defined in Article VI), Milford shall be merged with and into Bank, pursuant to the provisions of, and with the effect provided in, Title 35 of the New Hampshire Revised Statutes Annotated (the "Merger"). On the Effective Date, the separate existence of Milford shall cease and Bank, as the surviving entity, shall continue unaffected and unimpaired by the Merger. (Bank, as existing on and after the Effective Date, being hereinafter sometimes referred to as the "Surviving Bank.")


                                   ARTICLE II
                       ARTICLES OF AGREEMENT AND BY-LAWS

     The Amended and Restated Articles of Agreement and the By-Laws of Bank in effect immediately prior to the Effective Date shall be the Articles of Agreement and the By-Laws of the Surviving Bank, amended as set forth below, in each case until amended in accordance with applicable law. The Articles of Agreement of Bank shall be amended effective upon the Effective Date to add the following paragraph to the end of existing Article VI:

     "The Bank shall assume the liquidation account initially established and maintained by Milford Co-Operative Bank, pursuant to the requirements of the Office of Thrift Supervision's regulations (12 C.F.R. Chapter V, Subchapter D), for the benefit of Milford Co-Operative Bank's savings account holders as of March 31, 1986 ("eligible savers"). Notwithstanding any provision of these Articles or of the By-laws of the Bank to the contrary, in the event of a complete liquidation of the Bank, it shall comply with such regulations with respect to the amount and the priorities on liquidation of each of the Bank's eligible savers' inchoate interest in the liquidation account, to the extent it is still in existence; provided, that an eligible saver's inchoate interest in the liquidation account shall not entitle such eligible saver to any voting rights at meetings of the Bank's shareholders."

                                  ARTICLE III
                               BOARD OF DIRECTORS

     On the Effective Date, the Board of Directors of the Surviving Bank shall consist of those persons serving as directors of Bank immediately prior to the


Effective Date together with two directors to be designated by Milford subject to Bank's approval.

                                   ARTICLE IV
                                    CAPITAL

     The shares of capital stock of the Surviving Bank issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

                                   ARTICLE V
                   CONVERSION AND EXCHANGE OF MILFORD SHARES;
                           FRACTIONAL SHARE INTERESTS

     1. (a) On the Effective Date, each share of the common stock of Milford, par value $1.00 per share ("Milford Common Stock"), outstanding immediately prior to the Effective Date (except as provided in Paragraphs 2, 5 and 7 of this Article) shall, by virtue of the Merger, be converted into an amount of common stock, par value $0.66 2/3 per share, of CFX ("CFX Common Stock") equal to one share multiplied by the Exchange Ratio as determined below (rounded to the nearest four decimal places).

      (b) As used herein, the term "CFX Price" means the average closing price of CFX Common Stock on the American Stock Exchange (as reported by The Wall
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Street Journal) for the ten consecutive trading days ending on the business day
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before the date on which the last regulatory approval required to consummate the transactions contemplated by this Plan of Merger and the Reorganization
Agreement is obtained.

       (c)  For purposes of this Plan of Merger, the Exchange Ratio shall be:


         (1) 2.6446, if the CFX Price is equal to or greater than $12.86 and is no greater than $17.39;

         (2) $46.00 - CFX Price, if the CFX Price is greater than $17.39 and no greater than $17.66;

         (3)  2.6051, if the CFX Price is greater than $17.66;

         (4) $34.00 - CFX Price, if the CFX Price is less than $12.86 and no less than $12.59; or

         (5)  2.7000, if the CFX Price is less than $12.59.

     2. On the Effective Date, all shares of Milford Common Stock held in the treasury of Milford or owned beneficially by any subsidiary of Milford other than in a fiduciary capacity or in connection with a debt previously contracted and all shares of Milford Common Stock owned by CFX or owned beneficially by any subsidiary of CFX other than in a fiduciary capacity or in connection with a debt previously contracted shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

     3. (a) Prior to the Effective Date, CFX shall appoint such bank, trust company or other stock transfer agent selected by CFX and reasonably acceptable to Milford as the exchange agent (the "Exchange Agent") to effect the exchange of certificates evidencing shares of Milford Common Stock (any such certificate being hereinafter referred to as a "Certificate") for shares of CFX Common Stock to be received in the Merger. On the Effective Date, CFX shall have granted the Exchange Agent the requisite power and authority to effect for and on behalf of CFX the issuance of the number of shares of CFX Common Stock issuable in the Merger.


       (b) Within five business days after the Effective Date, the Exchange Agent shall mail to each holder of record of Milford Common Stock as of the Effective Date a notice of consummation of the Merger and a form of letter of transmittal, which shall be in a form reasonably acceptable to Milford, pursuant to which each such shareholder shall transmit the Certificate or Certificates, or, in lieu thereof, such evidence of lost, stolen or mutilated Certificate or Certificates and such surety bond as the Exchange Agent may reasonably require in accordance with customary exchange practices. Milford shareholders who satisfy such requirements for lost, stolen or mutilated certificates shall for purposes of the exchange procedures set forth herein be deemed to have submitted Certificates for Milford Common Stock. As soon as practicable after surrender of such Certificate to the Exchange Agent with a properly completed letter of transmittal, the Exchange Agent will promptly mail by first class mail to such shareholder a certificate or certificates representing the number of full shares of CFX Common Stock into which the shares of Milford Common Stock evidenced by the Certificate surrendered shall have been converted pursuant to this Plan of Merger.

       (c) The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until so surrendered, each Certificate shall be deemed for all purposes to evidence ownership of the number of shares of CFX Common Stock into which the shares represented by such Certificates have been changed or converted as aforesaid. No dividends or other distributions declared after the Effective Date with respect to CFX Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article V. After the surrender of a Certificate in accordance with this Article V, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of CFX Common Stock represented by such Certificate.

       (d) No transfer taxes shall be payable by any shareholders of Milford in respect of the issuance of certificates for CFX Common Stock and no expenses shall be imposed on any shareholder of Milford in connection with the conversion of shares of Milford Common Stock into shares of CFX Common Stock and the delivery of such shares to the former holder of Milford Common Stock entitled thereto, except that, if any certificate for shares of CFX Common Stock is to be issued in a name other than that in which a certificate or certificates for shares of Milford Common Stock surrendered shall have been registered, it shall be a condition to such issuance that the person requesting such issuance shall pay to CFX any transfer taxes payable by reason thereof or of any prior transfer of such surrendered certificate or certificates or establish to the reasonable satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

       (e) Certificates surrendered for exchange by any person who is an "affiliate" of Milford for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of CFX Common Stock until CFX has received the written agreement of such person contemplated by Section 4.9 of the Reorganization Agreement. If any certificate for shares of Milford Common Stock is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the reasonable satisfaction of CFX or its agent that such taxes are not payable.


     4. Upon the Effective Date, the stock transfer books of Milford shall be closed and no transfer of Milford Common Stock shall thereafter be made or recognized. Any other provision of this Plan of Merger notwithstanding, neither CFX or its agent nor any party to the Merger shall be liable to a holder of Milford Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

     5. In the event that, between the date hereof and prior to the Effective Date, the outstanding shares of CFX Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock split or other like changes in CFX's capitalization, or if a stock dividend thereon is declared with a record date within such period, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of CFX Common Stock to be thereafter delivered pursuant to this Plan of Merger so that each shareholder of Milford shall be entitled to receive such number of shares of CFX Common Stock or other securities as such shareholder would have received pursuant to such reorganization, recapitalization, reclassification, stock split, exchange or shares or readjustment or other like changes in CFX's capitalization, or as a result of such stock dividend, had the record date therefor been immediately following the Effective Date.

     6. Notwithstanding any other provision hereof, each holder of shares who would otherwise have been entitled to receive a fraction of a share of CFX Common Stock (after taking into account all Certificates delivered by such holder) shall receive (by check from the Exchange Agent, mailed to the shareholder with the certificate(s) for CFX Common Stock for which such holder is to receive pursuant to the Merger), in lieu thereof, cash in an amount equal to such fractional part of a share of CFX Common Stock multiplied by the "market value" of such Common Stock. The "market value" of one share of CFX Common Stock shall be the closing price of CFX Common Stock on the American Stock Exchange (as reported by The Wall Street Journal) on the last business day
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preceding the Effective Date.  No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

                                   ARTICLE VI
                          EFFECTIVE DATE OF THE MERGER

     Certificates of merger evidencing the transactions contemplated herein shall be delivered in accordance with applicable New Hampshire law. The Merger shall be effective at the time and on the date specified in such certificates of merger (such date and time being herein referred to as the "Effective Date").

                                  ARTICLE VII
                               FURTHER ASSURANCES

     If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Milford, or otherwise carry out the provisions hereof, the proper officers and directors of Milford, as of the Effective Date, and thereafter the officers of the Surviving Bank acting on behalf of Milford, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.


                                  ARTICLE VIII
                              CONDITIONS PRECEDENT


     The obligations of Bank, CFX and Milford to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement.

                                   ARTICLE IX
                                  TERMINATION

     Anything contained in the Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of Milford, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement.

                                   ARTICLE X
                                 MISCELLANEOUS

     1. This Plan of Merger may be amended or supplemented at any time prior to its Effective Date by mutual agreement of CFX, Bank and Milford. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or by officers authorized thereby and shall be subject to the proviso in Section 6.4 of the Reorganization Agreement.

     2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

     3.The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.


     4. This Plan of Merger shall be governed by and construed in accordance with the laws of New Hampshire applicable to the internal affairs of Milford, CFX and the Bank.

[Remainder of page left intentionally blank; signatures appear on next page.]


     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.


                 MILFORD CO-OPERATIVE BANK



                 By: /s/
                     -----------------------------
                     Richard D. D'Amato
                     President and Chief Executive Officer


                 CFX CORPORATION



                 By: /s/
                     ------------------------------------
                     Peter J. Baxter,
                     President and Chief Executive Officer



                 CFX BANK


                 By:  /s/
                     ------------------------------------
                     Peter J. Baxter,
                     President and Chief Executive Officer